INDEPENDENT AUDITORS' CONSENT

We consent to the use in this 10-KSB of Cofitras Entertainment, Inc., the financial statements of Cofitras Entertainment, Inc., on page F-2 of our report dated June 18, 1998 (which includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), on the financial statements of Cofitras Entertainment, Inc. as of and for the year ended December 31, 1997, which is a part of this 10-KSB.

/s/ Jones, Jensen & Company

Jones, Jensen & Company
Salt Lake City, Utah
July 13, 1998